SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 27, 2009

BioMarin Pharmaceutical Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-26727	68-0397820
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

105 Digital Drive, Novato, California	94949
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (415) 506-6700

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02. Termination of a Material Definitive Agreement.

On January 4, 2009, BioMarin CF Limited (“BioMarin CF”), a wholly-owned subsidiary of BioMarin Pharmaceutical Inc. (the “Company”), entered into a development and commercialization agreement (the “Development Agreement”) with La Jolla Pharmaceutical Company (“La Jolla”) to develop and commercialize Riquent®, La Jolla’s investigational drug for lupus nephritis, in the U.S., Europe and all other territories of the world, excluding the Asia Pacific region. Riquent was being evaluated by La Jolla in an international double blind, placebo controlled randomized Phase 3 clinical study referred to as the “Phase 3 ASPEN study,” which was designed to demonstrate that Riquent treatment delays the time to renal flare and reduced proteinuria in patients with lupus renal disease.

On January 19, 2009, we paid La Jolla a cash payment of $7.5 million and on January 20, 2009, we purchased 339,104 preferred shares of La Jolla’s Series B Preferred Stock at a price per share of $22.12, for $7.5 million. The preferred were convertible at a rate of thirty shares of common stock for every one preferred share.

On February 12, 2009, the Independent Data Monitoring Board determined that the continuation of the Phase 3 ASPEN study was futile. Based on these results, La Jolla immediately discontinued the Riquent Phase 3 ASPEN study and the further development of Riquent.

Following the futile results of the first interim efficacy analysis of Riquent, BioMarin CF has elected to not exercise its full license rights to the Riquent program under the Development Agreement. Thus, the Development Agreement between the parties terminated on March 27, 2009 in accordance with its terms. Pursuant to the Securities Purchase Agreement between La Jolla and us, all of La Jolla’s preferred shares purchased by us were converted into common shares. Additionally, all rights to Riquent have been returned to La Jolla.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BioMarin Pharmaceutical Inc., a Delaware corporation

Date: April 1, 2009	By:	/s/ G. Eric Davis G. Eric Davis Vice President, General Counsel